Exhibit 99.1

Zedge Announces Third Quarter Fiscal 2019 Results

New Subscription Model Sees 60,000 Subscriptions during Period

New York, NY and Trondheim, Norway – June 12, 2019: Zedge, Inc. (NYSE AMERICAN: ZDGE) today announced results for the third quarter of its fiscal year 2019, the three months ended April 30, 2019.

Third Quarter FY 2019 Operational and Financial Highlights

(Results are for the 3rd quarter of FY 2019 and are compared to the 3rd quarter of FY 2018 except where otherwise noted.)

■     MAU (Monthly Active Users) for the last 30 days of the quarter decreased by 0.5% to 34 million from 34.2 million for the comparable period of 2018 and by 7.2% from 36.7 million on a sequential quarter basis. From April 2018, MAU has fallen 16.6% in well-developed markets and increased by 12.1% in emerging markets, and from January 2019, MAU has fallen by 11.4% in well-developed markets and by 4.6% in emerging markets;

■     Total installs at April 30, 2019 increased by 60.8 million or 18.9% to 382.3 million from 321.5 million;

■     Revenue decreased 25% to $1.91 million from $2.55 million; Prepaid monthly and annual subscriptions sold totaled $187 thousand of which $26 thousand was recognized as revenue;

■     Average revenue per MAU derived from our apps (ARPMAU) declined 25.3% for the quarter to $0.0166 from $0.0222 primarily because of the decline in MAU in well developed markets which command higher advertising rates than in emerging markets;

■     Selling, General and Administration (SG&A) expense increased 4.3% to $2.29 million from $2.19 million, primarily attributable to higher net compensation costs relating to staffing up our Lithuanian Innovation Center and higher marketing expenses relating to the fee that Google Play charges for users that subscribe to the ‘Ad Free’ version of our App, offset by a decrease in professional fees and other discretionary expenditures;

■     Executed restructuring plan expected to yield annual savings of approximately $1 million before accounting for hiring additional resources which are expected to be moderate in the near term;

■     Loss from operations during the quarter was $1.12 million, compared to a loss of $339 thousand, after accounting for depreciation and amortization of $391 thousand and $317 thousand in the respective periods;

■     Zedge Premium GTV, or gross transaction value - that is the total sales volume transacting through the platform - increased to $159 thousand from $15 thousand a year ago and by 34.4% from $118 thousand last quarter;

■     For the quarter, cash flow used in operating activities was $65 thousand compared to cash flow provided by operating activities of $529 thousand in the same period last year; and

■     Net loss per share of $0.12 compared to $0.03 in the year ago quarter.

Management Remarks

“We are at a crossroads with several factors at play that require perspective. To start with, the early feedback from our introduction of a subscription-based service are encouraging and we believe we can further expand subscriptions by providing greater value beyond simply removing unsolicited advertisements from our App,” said Tom Arnoy, co-founder and CEO of Zedge. “We started the quarter with around 1,000 subscribers and exited with close to 60,000. Subscription users generate materially more revenue, on average, than non-subscription customers and we also benefit from the service prepayment. At the same time, the ongoing decline of monthly active users in well developed economies continues to have a significant and disproportionate impact on revenue and revenue per user. In order to mitigate this trend, in addition to continuing other growth efforts, we are building a user growth team that will focus its efforts on both organic and paid user growth strategies in order to bolster our user base and revenue opportunities. These initiatives will require time to have an impact, and we will monitor results closely to determine which efforts, if any, are able to reverse the user attrition we’ve experienced in developed economies. It is incumbent that we find ways to generate sufficient revenue to support our infrastructure and growth initiatives and reversing the negative demographic trend is a key element to that.”

“Our prior investments in improving the customer experience have not reversed negative user growth trends. Accordingly, we will be experimenting by offering new content verticals that are complementary to mobile phone personalization and that align well with our target user demographics in order to understand if these efforts can yield a positive outcome. However, in order to commercialize the winners with ease and speed, we need to close some key technology deficits which will consume a bulk of resources over the next several months.”

“Zedge Premium continues as an evolving and important part of our business and we believe that it fills a market need, providing artists with a reliable platform to market and sell their art to our critical mass of users. Currently, our most successful artists are on track to net over $50,000 per year which indicates to us that we can fulfill our mission of enabling more creators to make a living making art together with Zedge. Although GTV growth slowed on a sequential quarter basis, we are seeking to address that by developing the ability to target user segments with content that is relevant to them based on their personal preferences as well as improving artists’ tools in order to meet the needs of the creative community. We believe that both of these efforts will enhance conversion rates and generate greater revenue from Zedge Premium.”

“Our recently completed restructuring has simplified our organization, and concentrated our personnel in fewer locations, enabling us to act quickly in meeting users’ needs and position Zedge for growth.”

Jonathan Reich, CFO and COO of Zedge, said, “Although we are pleased with the initial success we have experienced with the ‘Ad Free’ subscription model, we remain concerned with the continued shift in the geographic makeup of our userbase and its associated impact on revenue. Although emerging market MAU contracted sequentially, we believe that this is primarily the result of seasonality based on historical trends. In order to generate sustainable growth – in both MAU and revenue – we need to do a better job in adapting to fast-paced changes taking place across the app ecosystem. We are excited by the potential that subscription-based offering presents. ARPMAU for subscription users is significantly higher than for only users with a pure ad-based model. SG&A was up on both an annual and sequential basis primarily as a result of the 30% fee that Google Play charges for subscription users and staffing up in Lithuania. With the recent restructuring we implemented, we expect compensation expense to drop by around $1 million on an annual basis, before accounting for new hires in Europe, as labor costs are lower in Europe, particularly in Vilnius, when compared to the US. We expect to hire additional personnel only as needed and will focus hiring on lower cost locations. We are doing our best to preserve cash and invest wisely while we strive to unlock the inherent value of our consumers.”

Financial Results by Quarter (USD in thousands, other than Loss per Share and ARPMAU)

	Q3	Q3			Q3	Q2
	FY '19	FY '18	DELTA	% Change	FY '19	FY '19	DELTA	% Change
Revenue	$1,912	$2,551	$(639)	-25.0%	$1,912	$2,573	$(661)	-25.7%
Direct Cost of Revenue	$353	$378	$(25)	-6.6%	$353	$328	$25	7.6%
Total SG&A	$2,289	$2,195	$94	4.3%	$2,289	$2,162	$127	5.9%
Depreciation & Amortization	$391	$317	$74	23.3%	$391	$328	$63	19.2%
Loss from Operations	$(1,121)	$(339)	$(782)	230.7%	$(1,121)	$(245)	$(876)	357.6%
Net Gain/(Loss) from FX & Other	$(69)	$33	$(102)	-309.1%	$(69)	$3	$(72)	-2400.0%
Provision for (benefit from) income taxes	$5	$3	$2	66.7%	$5	$(2)	$7	-350.0%
Net Loss	$(1,195)	$(309)	$(886)	286.7%	$(1,195)	$(240)	$(955)	397.9%
Loss Per Share	$(0.12)	$(0.03)	$(0.09)	293.8%	$(0.12)	$(0.02)	$(0.09)	394.7%
Total Current Assets Less Total Current Liabilities	$1,798	$4,101	$(2,303)	-56.2%	$1,798	$2,867	$(1,069)	-37.3%
MAU (Million)	34.0	34.2	(0.2)	-0.5%	34.0	36.7	(2.7)	-7.2%
Total Installs (Million)	382.3	321.5	60.8	18.9%	382.3	367.9	14.4	3.9%
ARPMAU	$0.0166	$0.0222	$(0.0056)	-25.2%	$0.0166	$0.0215	$(0.0049)	-22.8%

Earnings Announcement and Supplemental Information

Zedge’s management will host an earnings conference call on June 12, 2019, beginning at 4:30PM Eastern. Management’s presentation of the results, outlook and strategy will be followed by Q&A with investors.

To participate in the call, please dial Toll Free: 844-602-0380 or International: 862-298-0970 at least five minutes before the 4:30PM Eastern start and ask for the Zedge earnings conference call.

The call will also be webcast through this URL:

https://www.investornetwork.com/event/presentation/48320 (through 9/12/19)

Following the call and continuing through 6/26/19, a call replay will be available by dialing Toll Free: 877-481-4010 or International: 919-882-2331 and entering the replay access code: 48320

Forward Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

About Zedge

Zedge is a content discovery and creation platform with a global audience of close to 35 million monthly active users. We aspire to be the “everything you” destination that people turn to when seeking digital content that expresses their essence, individuality, and taste. Professional artists, individual creators, and brands use Zedge to market, distribute and sell their content. We have a rich and diverse library with more than a million images audio clips and digital stickers.

Contact:

Jonathan Reich

ir@zedge.net

ZEDGE, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	April 30,	July 31,
	2019	2018
	(in thousands, except par value)
Assets
Current assets:
Cash and cash equivalents	$2,248	$3,408
Trade accounts receivable, net of allowance for doubtful accounts of $0 at April 30, 2019 and July 31, 2018	1,204	1,777
Prepaid expenses	259	316
Other current assets	181	302
Total current assets	3,892	5,803
Property and equipment, net	3,590	3,344
Goodwill	2,306	2,447
Other assets	370	125
Total assets	$10,158	$11,719
Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$156	$280
Accrued expenses	1,654	1,428
Deferred revenues	284	-
Due to IDT Corporation	-	1
Total current liabilities	2,094	1,709
Total liabilities	2,094	1,709
Commitments and contingencies (Note 11)
Stockholders’ equity:
Preferred stock, $.01 par value; authorized shares—2,400; no shares issued	-	-
Class A common stock, $.01 par value; authorized shares—2,600; 525 shares issued and outstanding at April 30, 2019 and July 31, 2018	5	5
Class B common stock, $.01 par value; authorized shares—40,000; 9,832 and 9,786 shares issued and outstanding at April 30, 2019 and July 31, 2018, respectively	99	98
Additional paid-in capital	22,958	22,508
Accumulated other comprehensive loss	(926)	(702)
Accumulated deficit	(14,041)	(11,899)
Treasury stock, 14 shares at April 30, 2019 and 0 shares at July 31, 2018, at cost	(31)	-
Total stockholders’ equity	8,064	10,010
Total liabilities and stockholders’ equity	$10,158	$11,719

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2019	2018	2019	2018
	(in thousands, except per share data)		(in thousands, except per share data)

Revenues	$1,912	$2,551	$6,866	$8,255
Costs and expenses:
Direct cost of revenues (exclusive of amortization of capitalized software and technology development costs included below)	353	378	1,031	1,106
Selling, general and administrative	2,289	2,195	6,761	7,753
Depreciation and amortization	391	317	1,022	699
Loss from operations	(1,121)	(339)	(1,948)	(1,303)
Interest and other income	3	7	48	21
Net gain (loss) resulting from foreign exchange transactions	(72)	26	(236)	(19)
Loss before income taxes	(1,190)	(306)	(2,136)	(1,301)
Provision for income taxes	5	3	6	1
Net loss	(1,195)	(309)	(2,142)	(1,302)
Other comprehensive loss:
Changes in foreign currency translation adjustment	(93)	(152)	(224)	(50)
Total other comprehensive loss	(93)	(152)	(224)	(50)
Total comprehensive loss	$(1,288)	$(461)	$(2,366)	$(1,352)
Loss per share attributable to Zedge, Inc. common stockholders:
Basic and diluted	$(0.12)	$(0.03)	$(0.21)	$(0.13)
Weighted-average number of shares used in calculation of loss per share:
Basic and diluted	10,116	9,867	10,063	9,757

ZEDGE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	April 30,
	2019	2018
	(in thousands)
Operating activities
Net loss	$(2,142)	$(1,302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,022	699
Loss on disposal of furniture and fixtures	3	-
Deferred income taxes	-	7
Stock-based compensation	449	429
Stock issued to FreeForm noteholders	-	242
Change in assets and liabilities:
Trade accounts receivable	573	33
Prepaid expenses and other current assets	178	192
Other assets	6	1
Trade accounts payable and accrued expenses	99	516
Deferred revenues	284	(33)
Due to IDT Corporation	(1)	-
Net cash provided by operating activities	471	784
Investing activities
Capitalized software and technology development costs and purchase of equipment	(1,277)	(1,295)
Investment in TreSensa	(250)	-
Net cash used in investing activities	(1,527)	(1,295)
Financing activities
Proceeds from exercise of stock options	2	216
Purchase of treasury stock in connection with restricted stock vesting	(31)	-
Net cash (used in) provided by financing activities	(29)	216
Effect of exchange rate changes on cash and cash equivalents	(75)	(13)
Net decrease in cash and cash equivalents	(1,160)	(308)
Cash and cash equivalents at beginning of period	3,408	4,580
Cash and cash equivalents at end of period	$2,248	$4,272